                                                                   Exhibit 10.21

February 15, 2001

Mr. Martin Singer
3927 Snowbird Lane
Northbrook, IL 60062


Dear Marty,

The Board of Directors of PCTEL, Inc. is pleased to offer you the position of Non-Executive Chairman of the Board, effective February 16, 2001, in addition to retaining your current Director status. In this extended capacity, you will be asked to provide, in addition to normal Director responsibilities and time commitments, a full two (2) days per week on PCTEL business, either at Corporate Headquarters or in the field. In addition to the above time frame, any additional time needed to support PCTEL will require Board approval for additional compensation.

As Chairman, your primary responsibility will be three fold; namely (1) provide effective Board Governance (e.g. planning Board work activities consistent with business strategy and circumstances; calling, arranging and conducting Board meetings; organizing Board responsibilities/committees to address tasks at hand; distributing information needed by Directors to perform their duties; anticipating Board succession needs). (2) support and counsel the CEO and executive staff in areas such as Research/Development, mergers and acquisitions and strategic planning; and (3) perform such other tasks as may be necessary.

The above-added responsibility will carry the same term of office that your current Director's position has, which is until the Annual Shareholders Meeting 2002.

As to compensation for the Chairmanship, in addition to your current Director retainer and committee meeting fees, you will receive an additional annual retainer of $100,000. This sum will be paid monthly. Further, PCTEL will reimburse you for the annual cost of a family medical benefit plan and disability insurance for up to 5 years (separate agreement for this plan to follow); an annual car allowance in the amount of $12,000 paid on a monthly basis and an expense budget to cover related expenses that position may incur.

Marty Singer
February 15, 2001
Page Two

We will recommend to the Board of Directors that at the next Board Meeting, you will be given a stock option entitling you to purchase 100,000 shares of Common Stock of PCTEL at the then current fair market value. Such options will vest over a two year period (50% after the first year and the remaining 50% at the end of the second year).

Details of the stock option plan are contained in the Stock Option Agreement. Copies of these documents will be provided to you after Board approval.

On behalf of the Board of Directors and the Executive Management team and employees of PCTEL, may I offer congratulations on your acceptance of this new assignment and thank you for your ongoing commitment and support to the Company. Should you have any questions, please do not hesitate to contact me or Tom Capizzi, V.P. Human Resources & Administration at PCTEL, Inc. (408) 956-2171.


Sincerely,                              Acknowledged and Agreed to,


      /s/ Richard A. Alberding                /s/ Martin A. Singer
------------------------------------    --------------------------------
Richard A Alberding                              Marty A. Singer
Chairman of the Compensation Committee
Board of Directors, PCTEL, Inc.                     2/15/2001
                                        --------------------------------
                                                      Date

              2/16/2001                             2/16/2001
------------------------------------    --------------------------------
                Date                                Start Date



cc: T. Capizzi